EXHIBIT 99.1


Gasco
-------
Energy



For Release at 4:45 PM EDT on Wednesday, August 1, 2007
                   GASCO ENERGY ANNOUNCES SECOND QUARTER 2007
                        FINANCIAL AND OPERATIONAL RESULTS

DENVER - August 1, 2007 - (PRNewswire) - Gasco Energy (AMEX: GSX) today reported its financial and operating results for the quarter ended June 30, 2007.

Financial Results

For the second quarter 2007, Gasco reported a net loss of $66.3 million, or $0.70 per share, as compared to a net loss for the same period in 2006 of $53 million, or $0.62 per share. All per share figures are basic and diluted. Included in the quarter's operating expenses is a non-cash charge of $64.3 million related to an impairment of the carrying value of oil and gas properties. Before the impairment charge, Gasco would have posted a net loss of $2 million or $0.02 per share.


The charge also results in a decrease in total assets. At June 30, 2007 Gasco's total assets were $118 million, as compared to $165 million at December 31, 2006.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes (full cost pool) may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves less the future cash outflows associated with the asset retirement obligations that have been accrued in the balance sheet plus the cost, or estimated fair value, if lower of unproved properties and the costs of any properties not being amortized, if any. Should the full cost pool exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current oil and gas prices to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. However, subsequent commodity price increases may be utilized to calculate the ceiling value.

Commenting on the impairment, Gasco CEO and President Mark Erickson said: "This is an accounting requirement to which we must adhere as a full-cost reporting company. As of June 30, 2007 oil and natural gas prices were $54.09 per barrel and $3.90 per thousand cubic feet (Mcf). Included in the charge is $10.2 million attributed to our Wyoming leasehold. The natural gas price at which we would not have been required to take a ceiling test impairment is $5.82 per Mcf."

Total revenues were up 6% to $6.1 million, as compared to $5.8 million in the second quarter 2006. The increase in total revenue is attributed to higher oil and gas production offset in part by lower commodity prices received and reduced interest income during the second quarter 2007.

Oil and gas sales for the second quarter 2007 were $5.1 million as compared to $4.6 million for the same period in 2006, an increase of 11%, attributed to higher production volumes. Gathering revenues grew to $0.5 million from $0.4 million in 2006. The revenue growth is attributed to increased natural gas throughput in the system.

Lease operating expense (LOE) for the quarter decreased to $0.8 million from $0.9 million in the second quarter 2006. The decrease in LOE is attributed to reduced water hauling charges as a result of a fully operational evaporation pit to handle water disposal in an environmentally responsible manner. Also, fewer


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workovers in the 2007 period offset in part by modestly higher  production taxes contributed to the reduced LOE for the quarter as compared to the same quarter in 2006. On a per-unit basis, LOE for the second quarter 2007 was $0.71 per thousand cubic feet of natural gas equivalent (Mcfe) as compared to $1.00 per Mcfe for the same period in 2006.

Due to increased throughput volumes, gathering expense increased to $0.5 million from $0.4 million in the same period in 2006.

The Company also lowered its general and administrative expense (G&A) to $2.2 million in the second quarter of 2007 from $2.6 million in the same period in 2006. The 15% decrease in G&A expense for the quarter is primarily due to lower consulting and legal expenses partially offset by the hiring of additional personnel. G&A expense includes $0.9 million in expenses in the 2007 period related to employee share-based compensation, a non-cash item. On a per-unit basis, G&A for the second quarter 2007 was $1.97 per Mcfe as compared to $3.00 per Mcfe for the same period in 2006. Exclusive of stock-based compensation expense, G&A for the second quarter was $1.19 per Mcfe.

Depletion, depreciation and amortization (DD&A) was $3.4 million for the second quarter of 2007 as compared to $2.9 million for the same period in 2006.

Six-Month Period
Gasco reported a net loss attributable to common shareholders for the six-months ended June 30, 2007 of $66.5 million, or $0.74 per share, as compared to a net loss for the second half of 2006 of $53.2 million, or $0.62 per share. Included in both periods' operating expenses are the non-cash charges of $64 million and $51 million, respectively, related to the impairment of the carrying value of oil and gas properties as discussed above.

Total revenues decreased 4% to $12.5 million for the first half of 2007, as compared to $13 million in the same period in 2006. For the first half of 2007, gathering system revenues and interest income accounted for $1 million and $0.3 million, respectively.

Oil and gas sales for the first half of 2007 were $11 million, as compared to $10.5 million for the same period in 2006. Net cash provided by operating activities for the first half of 2007 was $4.7 million as compared to $4.3 million for the same period in 2006.

At June 30, 2007, cash and investments were $9 million as compared to $23 million at December 31, 2006.

Long-term debt was $12 million at June 30, 2007 as compared to zero at December 31, 2006. The Company currently has a $250 million credit facility with JPMorgan, of which $37 million is available for borrowing capacity and $12.0 million is drawn.

Record Production Volumes
For the second quarter of 2007, Gasco posted production of 1,124 million cubic feet of natural gas equivalent (MMcfe), versus 863 MMcfe for the second quarter 2006, an increase of 30%. The average price received for sales of Gasco's natural gas and liquids was $4.31 per Mcf and $49.34 per barrel of liquid hydrocarbons for the second quarter 2007. This compares to $5.18 per Mcf and $59.40 per barrel for the same period in 2006.

In the first half of 2007, Gasco posted record first-half production of 2,175 MMcfe versus 1,764 MMcfe for the first half of 2006, a 23% increase. For the first-half 2007, the average price received for sales of Gasco's natural gas and liquids was $4.88 per Mcf of gas and $47.71 per barrel of liquid hydrocarbons. This compares to $5.86 per Mcf and $58.36 per barrel for the same first half period in 2006. The Company has no hedges in place.


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


Subsequent Events
     - Mancos Well Update. All five of the Mancos frac stages have now been completed. The composite frac plugs are currently being drilled out. The Federal 14-31 had an initial sales rate of 3,473 Mcf/d, with associated frac fluid, after the remaining four Mancos stages were completed The initial Mancos stage flowed at 1,132 Mcf/d, and is currently below a bridge plug which allowed for the repairs to the well bore. More detailed flow rates and pressures will be obtained once all of the plugs are drilled out.

     - Drilling Partner. In a separate news release today, Gasco announced that a subsidiary of NFR Energy, LLC has agreed to participate in a 30-well drilling program operated by Gasco. NFR will earn 67% of Gasco's interest in each well by paying NFR's proportionate share of the cost of the well plus certain fees and thereby earning a proportionate interest in the 40-acre drilling location.

     - Seismic update. Approximately 100 linear miles of high resolution 2-D seismic have been shot by CGG Veritas in the eastern portion of the Riverbend Project area, and are currently being processed. Additionally, about 90 linear miles are expected to be shot by the end of the third quarter. Seismic is expected to help delineate structural features and provide further definition of the Blackhawk marine trends.

Teleconference
A conference call with investors, analysts and other interested parties is scheduled for 10:30 a.m. EDT on Thursday, August 2, 2007 to discuss second quarter 2007 financial and operating results. You are invited to listen to the call which will be broadcast live over the Internet at www.gascoenergy.com.

Date:             Thursday, August 2, 2007

Time:             10:30 a.m. EDT
                   9:30 a.m. CDT
                   8:30 a.m. MDT
                   7:30 a.m. PDT

Call:             (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
                   passcode 6997672

Internet:         Live and rebroadcast over the Internet:  log on to
                  www.gascoenergy.com

Replay: Available through Saturday, August 4, 2007 at (800) 642-1687 (US/Canada) and(706) 645-9291 (International) using passcode 6997672 and for 30 days at www.gascoenergy.com

         [Financial and Operational Tables Accompany this News Release]

      The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco's filing on Form 10-Q dated August 1, 2007.

About  Gasco  Energy
Gasco Energy, Inc. is a Denver-based natural gas and petroleum exploitation and development and production company engaged in locating and developing hydrocarbons resources, primarily in the Rocky Mountain region. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are


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forward-looking  statements. In addition,  forward-looking  statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove
correct  or  that  any  of  the  actions   that  are  planned   will  be  taken.
Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2006 amended Form 10-K filed with the Securities and Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044



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



                                                             GASCO ENERGY, INC.
                                                        CONSOLIDATED BALANCE SHEETS
                                                                (Unaudited)


                                                                   June 30,           December 31,
                                                                     2007                 2006
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                       $4,797,465           $12,876,879
  Restricted investment                                            1,787,500             3,575,000
  Short-term investments                                           2,000,000             6,000,000
  Accounts receivable
     Joint interest billings                                       3,674,287             5,955,186
     Revenue                                                       1,863,191             3,081,850
  Inventory                                                        1,175,491             1,297,498
  Prepaid expenses                                                   477,357               644,490
                                                                 -----------           -----------
          Total                                                  15,775,291             33,430,903
                                                                 -----------            ----------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
     Proved mineral interests                                    205,192,954           159,407,481
     Unproved mineral interests                                    9,200,692            12,538,067
  Wells in progress                                                1,248,697             5,215,252
  Gathering assets                                                13,812,061            12,703,346
  Facilities and equipment                                         9,137,623             8,492,632
  Furniture, fixtures and other                                      264,773               241,009
                                                               -------------          ------------
           Total                                                 238,856,800           198,597,787
  Less accumulated  depletion, depreciation, amortization
    and impairment                                              (139,054,631)          (68,945,779)
                                                               -------------          ------------
           Total                                                 99,802,169            129,652,008
                                                               -------------           -----------
OTHER ASSETS
  Deferred financing costs                                         2,112,390             2,371,507
                                                                ------------           -----------
TOTAL ASSETS                                                   $ 117,689,850         $ 165,454,418
                                                               =============         =============








         The notes contained in Form 10-Q filed on August 1, 2007 are an integral part of the consolidated financial statements.




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



                                                             GASCO ENERGY, INC.
                                                  CONSOLIDATED BALANCE SHEETS (continued)
                                                                (Unaudited)

                                                                     June 30,           December 31,
                                                                       2007                 2006

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                    $4,174,366            $16,228,056
  Revenue payable                                                      1,596,503              1,678,427
  Advances from joint interest owners                                  1,126,241              2,955,376
  Accrued interest                                                       869,312                844,102
  Accrued expenses                                                       290,000                595,000
                                                                      ----------             ----------
           Total                                                      8,056,422              22,300,961
                                                                      ----------             ----------
NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                      65,000,000             65,000,000
   Long-term debt                                                     12,000,000                      -
   Asset retirement obligation                                         1,027,652                908,543
   Deferred rent expense                                                  68,103                 72,993
                                                                      ----------             ----------
       Total                                                          78,095,755             65,981,536
                                                                      ----------             ----------
STOCKHOLDERS' EQUITY
  Common stock - $.0001 par value;  300,000,000  shares
    authorized;  96,150,959 shares issued and 96,077,259
    outstanding as of June 30, 2007 and 86,173,715 shares
    issued and 86,100,015 outstanding as of December 31, 2006              9,615                  8,617
  Additional paid-in capital                                         183,482,162            162,646,592
  Accumulated deficit                                              (151,823,809)           (85,352,993)
  Less cost of treasury stock of 73,700 common shares                  (130,295)              (130,295)
                                                                     -----------             ----------
           Total                                                     31,537,673              77,171,921
                                                                     -----------             ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 117,689,850           $ 165,454,418
                                                                  =============-          =============











         The notes contained in Form 10-Q filed on August 1, 2007 are an integral part of the consolidated financial statements.



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





                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                         Three Months Ended
                                                              June 30,
                                                -----------------------------------------
                                                        2007                       2006

REVENUES
  Gas                                              $ 4,535,627              $  4,312,905
  Oil                                                  588,580                   297,167
  Gathering                                            472,381                   369,256
  Rental income                                        343,875                         -
  Interest income                                      171,007                   805,000
                                                     ---------                 ---------
          Total                                      6,111,470                 5,784,328
                                                     ---------                 ---------

OPERATING EXPENSES
  Lease operating                                      802,712                   866,749
  Gathering operations                                 552,231                   371,583
  Depletion, depreciation and amortization           3,367,397                 2,943,531
   Impairment                                       64,300,000                51,000,000
  General and administrative                         2,220,578                 2,589,007
  Interest expense                                   1,163,194                 1,049,541
                                                    ----------                 ---------
           Total                                    72,406,112                58,820,411
                                                    ----------                ----------
NET LOSS                                        $ (66,294,642)             $(53,036,083)
                                                ==============             =============


NET LOSS PER COMMON SHARE - BASIC AND DILUTED       $   (0.70)                $   (0.62)
                                                    ==========                ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-
      BASIC AND DILUTED                             94,468,912                85,267,977
                                                    ==========                ==========
















    The notes contained in Form 10-Q filed on August 1, 2007 are an integral part of the consolidated financial statements.




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




                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                              Six Months Ended
                                                                  June 30,
                                                   ------------------------------------------
                                                            2007                      2006

REVENUES
  Gas                                                 $ 10,007,565              $ 10,010,020
  Oil                                                      969,347                   529,729
  Gathering                                                959,047                   852,395
  Rental income                                            343,875                         -
  Interest income                                          271,367                 1,651,706
                                                        ----------                ----------
          Total                                         12,551,201                13,043,850
                                                        ----------                ----------

OPERATING EXPENSES
  Lease operating                                        1,398,974                 1,396,764
  Gathering operations                                     906,951                   759,376
  Depletion, depreciation and amortization               5,703,515                 5,770,073
  Impairment                                            64,300,000                51,000,000
  General and administrative                             4,546,655                 5,273,043
  Interest expense                                       2,165,922                 2,057,834
                                                        ----------                ----------
           Total                                        79,022,017                66,257,090
                                                        ----------                ----------
NET LOSS                                              (66,470,816)              (53,213,240)

Preferred stock dividends                                       -                    (1,393)
                                                      ------------              ------------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS       $ (66,470,816)             $ (53,214,633)
                                                    ==============            ==============


NET LOSS PER COMMON SHARE - BASIC AND DILUTED           $   (0.74)                $   (0.62)
                                                        ==========                ==========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                       90,210,121                85,630,039
                                                        ==========                ==========











    The notes contained in Form 10-Q filed on August 1, 2007 are an integral part of the consolidated financial statements.



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





                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                                                  Six Months Ended
                                                                                      June 30,
                                                                        ------------------------------------
                                                                            2007                    2006
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                               $(66,470,816)       $ (53,213,240)
  Adjustment to reconcile net loss to net cash used in
   operating activities
     Depletion, depreciation, amortization and impairment expense           69,959,073           56,756,570
     Accretion of asset retirement obligation                                   44,442               13,503
     Stock-based compensation                                                1,835,766            2,276,065
    Amortization of deferred rent                                              (4,890)              (1,368)
    Amortization of deferred financing costs                                   259,117              241,048
     Changes in operating assets and liabilities:
        Accounts receivable                                                  3,499,558            (436,722)
      Inventory                                                                122,007          (2,606,071)
      Prepaid expenses                                                         167,133              158,071
        Accounts payable                                                   (2,522,430)            1,160,286
      Revenue payable                                                         (81,924)            (446,064)
      Advances from joint interest owners                                  (1,829,135)              488,297
      Accrued interest                                                          25,210                    -
        Accrued expenses                                                     (305,000)             (47,702)
                                                                             ---------            ---------
                Net cash provided by operating activities                    4,698,111            4,342,673
                                                                             ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                                 (23,764)             (59,071)
  Cash paid for acquisitions, development and exploration                 (49,735,532)         (33,692,479)
  Increase in short-term investments                                                 -         (15,000,000)
  Proceeds from sale of short-term investments                               4,000,000                    -
  Cash designated as restricted                                                      -             (71,436)
  Cash undesignated as restricted                                            1,787,500            8,351,500
                                                                          ------------         ------------
               Net cash used in investing activities                      (43,971,796)         (40,471,486)
                                                                          ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                                    19,300,000                    -
  Borrowings under line of credit                                           12,000,000                    -
  Cash paid for stock offering costs                                         (105,729)                    -
  Preferred dividends                                                                -              (1,393)
  Exercise of options to purchase common stock                                       -            1,275,985
  Cash paid for debt issuance costs                                                  -            (240,262)
                                                                            ----------           ----------
  Net cash provided by financing activities                                 31,194,271            1,034,330
                                                                            ----------           ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                  (8,079,414)         (35,094,483)

CASH AND CASH EQUIVALENTS:
    BEGINNING OF PERIOD                                                     12,876,879           62,661,368
                                                                            ----------           ----------
    END OF PERIOD                                                           $4,797,465         $ 27,566,885
                                                                            ==========         ============

    The notes contained in Form 10-Q filed on August 1, 2007 are an integral part of the consolidated financial statements.



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